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                                                                   EXHIBIT 99.1

April 1, 2002

United States Securities and Exchange Commission
Washington, D.C. 20549

   Re: Arthur Andersen LLP

   The Financial statements of Nuevo Energy Company included in this Annual Report on Form 10-K have been audited by Arthur Andersen LLP ("Andersen"). Andersen has represented to us that the audit was subject to Andersen's quality control system for the U.S. accounting and audit practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Andersen personnel working on the audits, availability of national office consultation and availability of personnel at foreign affiliates of Andersen to conduct the relevant portions of the audit.

Nuevo Energy Company


        /s/ Janet F. Clark
By: __________________________________
            Janet F. Clark
      Senior Vice President and
       Chief Financial Officer
 (Principal Financial and Accounting
               Officer)